EXHIBIT 99.1

Verso Paper Corp. Reports First Quarter 2014 Results

Closing of NewPage Acquisition Still on Track for Second Half of 2014
MEMPHIS, Tenn., (May 7, 2014) - Verso Paper Corp. (NYSE: VRS) today reported financial results for the first quarter of 2014. Results for the quarters ended March 31, 2014 and 2013 include:

•	Net sales of $299.1 million in the first quarter of 2014 compared to $333.2 million in the first quarter of 2013.

•
Net loss before items of $69.1 million, or $1.30 per diluted share, in the first quarter of 2014, compared to net loss before items of $41.3 million, or $0.78 per diluted share, in the first quarter of 2013.

•
Adjusted EBITDA before pro forma effects of profitability program of $(7.9) million in the first quarter of 2014, compared to $20.1 million in the first quarter of 2013 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the first quarter of 2014 decreased $34.1 million, or 10.2%, compared to the first quarter of 2013, reflecting a 1.9% decrease in average sales price per ton and an 8.5% decline in total sales volume. Prices for our pulp segment were higher while coated and other segment prices declined. Volumes and operating costs were negatively impacted by significant downtime taken during the quarter, weather-related increases to energy, wood, and operating costs as well as a planned capital spending related outage at our Androscoggin mill.

“We experienced a seasonally weak first quarter that was a bit slower than normal as shipments slowed and we took over 38,000 tons of downtime related to market conditions and energy-related curtailments in order to keep our inventories in line with expectations and to help minimize our energy exposure," said David Paterson, President and Chief Executive Officer of Verso.  "As we mentioned last quarter, pricing pressure on our coated business remained with us and we experienced weather-related costs in both our operations as well as our input prices.

“As we look to the second quarter, we see improvements in our paper and pulp volumes to levels comparable to last year as well as significantly lower energy prices and improved operating performance. Additionally, we expect to continue to make great progress in the planning and integration phases of the proposed NewPage acquisition. Finally, we have recently entered into an agreement for a $40 million revolving credit facility and continue to evaluate selling non-strategic assets in the future to obtain additional liquidity.”

Summary Results
Results of Operations - Comparison of the First Quarter of 2014 to the First Quarter of 2013

	Three Months Ended
	March 31,
(Dollars in thousands)	2014	2013
Net sales	$299,113	$333,220
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	302,377	291,859
Depreciation, amortization, and depletion	25,683	25,980
Selling, general, and administrative expenses	17,592	18,796
Restructuring charges	—	1,016
Total operating expenses	345,652	337,651
Other operating income	—	(3,285)
Operating loss	(46,539)	(1,146)
Interest income	—	(9)
Interest expense	34,477	34,660
Other loss, net	9,585	2,572
Loss before income taxes	(90,601)	(38,369)
Income tax expense	9	9
Net loss	$(90,610)	$(38,378)

Net Sales.  Net sales for the first quarter of 2014 decreased 10.2% to $299.1 million from $333.2 million in the first quarter of 2013, reflecting a 1.9% decrease in average sales price per ton and an 8.5% decline in total sales volume.

Net sales for our coated papers segment decreased 12.9% in the first quarter of 2014 to $218.3 million from $250.5 million for the same period in 2013, due to an 8.7% decrease in paper sales volume and a 4.6% decline in average sales price per ton. The decline in sales volume and price were driven by declining demand for coated papers, increased competition from the global marketplace, and lower production due to record-level energy costs.

Net sales for our market pulp segment decreased 2.7% in the first quarter of 2014 to $36.2 million from $37.2 million for the same period in 2013.  The sales volume declined 14.1% while the average sales price per ton increased 13.3% compared to the first quarter of 2013.

Net sales for our other segment decreased 1.9% to $44.6 million in first quarter of 2014 from $45.5 million in the first quarter of 2013.  This decrease was driven by a 3.2% decrease in average sales price per ton partially offset by a 1.4% increase in sales volume.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $328.0 million in the first quarter of 2014 compared to $317.8 million in 2013, reflecting the negative impact of over 38,000 tons of downtime related to market conditions and energy-related curtailments as well as decreased productivity associated with a planned capital spending related outage at our Androscoggin mill.  Our cost of sales was also unfavorably affected by elevated energy and operating costs driven by severe winter weather conditions. Our gross margin, excluding depreciation, amortization, and depletion, was (1.1)% for the first quarter of 2014 compared to 12.4% for the first quarter of 2013. Depreciation, amortization, and depletion expenses were $25.7 million for the first quarter of 2014 compared to $26.0 million for the first quarter of 2013.

Selling, general, and administrative.  Selling, general, and administrative expenses were $17.6 million in the first quarter of 2014 compared to $18.8 million for the first quarter of 2013.

Restructuring charges.  Restructuring charges for the first quarter of 2013 were $1.0 million and related to the closure of the former Sartell mill.

Other operating income.  Other operating income in first quarter of 2013 was $3.3 million and consisted of the gains on the sales of our former Sartell mill and the assets of Verso Fiber Farm LLC.

Interest expense.  Interest expense for the first quarter of 2014 was $34.5 million compared to $34.7 million for the same period in 2013.

Other loss, net.  Other loss, net for the first quarter of 2014 was $9.6 million and reflected costs incurred in connection with the merger agreement signed with NewPage Holdings Inc. on January 3, 2014. Other loss, net of $2.6 million for the same period in 2013 reflected losses related to debt refinancing.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended	Year Ended	Three Months Ended	Twelve Months Ended
	March 31,	December 31,	March 31,	March 31,
(Dollars in millions)	2013	2013	2014	2014
Net loss	$(38.4)	$(111.2)	$(90.6)	$(163.4)
Income tax benefit	—	(0.6)	—	(0.6)
Interest expense, net	34.7	137.8	34.5	137.6
Depreciation, amortization, and depletion	26.0	104.7	25.7	104.4
EBITDA	22.3	130.7	(30.4)	78.0
Adjustments to EBITDA:
NewPage acquisition-related costs(1)	—	5.2	9.6	14.8
Hedge (gains) losses (2)	(3.8)	(14.3)	11.7	1.2
Equity award expense(3)	0.4	1.8	0.4	1.8
Restructuring charges(4)	1.0	1.4	—	0.4
Loss on extinguishment of debt, net(5)	2.6	2.8	—	0.2
Other items, net(6)	(2.4)	1.9	0.8	5.1
Adjusted EBITDA before pro forma effects of profitability program	20.1	129.5	(7.9)	101.5
Pro forma effects of profitability program(7)				37.8
Adjusted EBITDA				$139.3

(1)	Represents costs incurred in connection with the NewPage acquisition.

(2)	Represents unrealized (gains) losses on energy-related derivative contracts.

(3)	Represents amortization of non-cash incentive compensation.

(4)	Represents costs primarily associated with the closure of the former Sartell mill in 2012.

(5)	Represents net losses related to debt refinancing.

(6)	Represents miscellaneous non-cash and other earnings adjustments, including the gains on sales of the former Sartell mill and the assets of Verso Fiber Farm LLC in 2013.

(7)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
About Verso

Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso is headquartered in Memphis, Tennessee, and owns three paper mills located in Maine and Michigan.  Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.  Additional information about Verso is available on its website at www.versopaper.com.

References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call
Verso will host a conference call today at 9:00 a.m. (Eastern Daylight Time) to discuss first quarter results. Analysts and investors may access the live conference call by dialing 719-325-4787 or, within the U.S. and Canada only, 800-946-0742, access code 5791579. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at investor.versopaper.com by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=143284. This release and Verso’s quarterly report on Form 10-Q for the three months ended March 31, 2014, will be made available on Verso's website at investor.versopaper.com by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 5791579. This replay will be available starting today at 12:00 p.m. (Eastern Daylight Time) and will remain available for 14 days.
Contact
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer

901-369-4128
robert.mundy@versopaper.com
www.versopaper.com
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